Exhibit 99.2
November 16, 2007
Dear Colleague:
After much consideration, I have made the difficult decision to retire as Chairman, President and Chief Executive Officer of A. Schulman following 42 years with the Company. We have identified a highly qualified candidate and are negotiating with that individual to assume the CEO position by March 1, 2008. I am confident that this is the right person to lead A. Schulman, and I will retire once the new CEO is in place.
In spending my entire career at A. Schulman, I have been honored to work with many outstanding people who have helped this Company achieve great things. Together, we have built the Company into a global leader in the marketplace. Although there is much more work to be done, we have established a solid foundation for the future, and I am proud of all that we have accomplished.
The ongoing benefits of the restructuring of our North American operations and the continued progress of the Invision® product launch will help drive A. Schulman’s future success. By continuing to focus on operational efficiency, product development and growing global markets, every one of you is strengthening the Company’s position to reach its full potential.
The time has come, however, to allow someone else to lead A. Schulman through the next chapter of its history, and for me to begin a new chapter of my life. I am grateful to the Board of Directors for their ongoing support of the Company and it has been my privilege to serve on the Board. Our actions have always been guided by the best interests of our stockholders.
It has also been a privilege to be part of our worldwide team of employees. I want to sincerely thank all of you, our talented employees, for your continued hard work, loyalty and dedication to A. Schulman. I remain confident that, under the leadership of the new CEO, you will be able to work together to take the Company to new levels of success.
Sincerely,
Terry L. Haines
Chairman of the Board, President and Chief Executive Officer
The Corporation will file a proxy statement in connection with its 2007 Annual Meeting of Stockholders. The Corporation’s stockholders are strongly advised to read the proxy statement and the accompanying WHITE proxy card when they become available, as they will contain important information. Stockholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Corporation with the Securities and Exchange Commission for free at the website maintained by the Securities and Exchange Commission at www.sec.gov. The proxy statement and any amendments and supplements to the proxy statement also will be available for free at the Corporation’s website at www.aschulman.com or by writing to A. Schulman, Inc., 3550 West Market Street, Akron, Ohio 44333. In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, Georgeson Inc., toll-free at 1-877-668-1646 or by e-mail at aschulmaninc@georgeson.com. Detailed information regarding the interests of individuals who are participants in the solicitation of proxies of the Corporation’s stockholders is available on Schedule 14A filed with the Securities and Exchange Commission on November 13, 2007.